Exhibit 99.1

           Glacier Water Receives Notice from American Stock Exchange

    VISTA, Calif.--(BUSINESS WIRE)--Nov. 30, 2005--Glacier Water Services, Inc. (AMEX:HOO) announced today that the Company was notified by the American Stock Exchange ("AMEX") that it is not in compliance with the AMEX continued listing standards.
    Specifically, the Company does not have 300 or more public shareholders as required by Section 1003(b)(i)(B) of the AMEX Company Guide (the "Company Guide"). The Company currently has approximately 30 public shareholders of record and has no plans to attempt to broaden its ownership to the level required by the AMEX. The Chairman of the Board of Directors, Charles Norris, addressed this by stating, "We have a small and loyal shareholder base that is pleased with the positioning and prospects of the company. The Board has concluded that it is not in the best interest of the Company to dilute the shareholders' ownership positions for the purpose of satisfying this requirement. Additionally, delisting and deregistration of the shares will obviate the need to comply with the increasingly burdensome administrative requirements of a National Market listed company. We believe a delisting from the AMEX is appropriate at this time and will not take away from the fundamental value of the Company."
    The notice from AMEX also states that the Company has shareholders' equity below, and losses from continuing operations and/or net losses in excess of, the amounts set forth in Sections 1003(a)(i), 1003(a)(ii), and 1003(a)(iii) of the Company Guide.
    Management believes that this aspect of the AMEX notice is technical in nature and does not reflect the positive state of the Company's overall financial position and operating performance. Specifically, the Company's network of machines is carried on its books at a level which understates its true economic value in light of the significant free cash flow these machines generate. The Company expects to continue to generate free cash flow at levels sufficient to pay its operating costs, cash dividends on its preferred securities, and to continue to support its growth plans.
    The Company intends to submit an application with the Securities and Exchange Commission and the AMEX for the approval of the delisting of its Common Stock and Trust Preferred Securities from the AMEX. The Company intends, upon approval of the delisting, to take acts to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.
    The Company intends to facilitate the public trading of its securities in the over-the-counter market through the "pink sheets." The Company will continue to communicate with its shareholders via quarterly earnings releases and audited annual financial statements.
    Glacier Water is the leader in the self-service bottled water industry, providing high-quality, low-priced drinking water dispensed to consumers through self-service bottled water machines located at supermarkets and other retail locations.

    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the Company involve risks and uncertainties which are detailed further in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended January 2, 2005.


    CONTACT: Glacier Water Services, Inc.
             W. David Walters, 760-560-1111